Exhibit 10.33

BUSINESS CONSULTING SERVICES AGREEMENT

This Business Consulting Services Agreement (the “Agreement”) is entered into effective as of March 1, 2013 (the “Effective Date”) by and between Aspen Group, Inc., a Delaware corporation (the “Company”); Brad Powers and GT Marketing Group, LLC (collectively the “Consultant”).  (Each of the Company and the Consultant are hereinafter a “Party” and collectively the “Parties”).

WHEREAS, the Consultant has been employed by the Company as Chief Marketing Officer under that certain Employment Agreement dated May 19, 2011, as amended (the “Employment Agreement”); and

WHEREAS, the Consultant and the Company mutually agree and are desirous to terminate the Consultant’s employment with the Company and the Employment Agreement in order to provide the Consultant with the ability to pursue other business ventures; and

WHEREAS, the Company desires to continue to retain the services of the Consultant and the Consultant is desirous and willing to accept such service arrangement and render such services, all upon and subject to the terms and conditions contained in this Agreement,

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Consultant agree as follows:

1.           Engagement.  The Company hereby engages and retains the Consultant and the Consultant hereby agrees to render services upon the terms and conditions hereinafter set forth.  As of the Effective Date, Brad Powers resigns as Chief Marketing Officer and as an employee of the Company.

2.           Term.  This Agreement shall be for an initial two-year term commencing on the Effective Date (the “Initial Term”) unless sooner terminated in accordance with the provisions of Section 6. This Agreement shall automatically be extended for additional and successive terms of one (1) year each (each a “Renewal Term”), unless either Party gives written notice of non-renewal to the other Party no later than sixty (60) days prior to the expiration of the Initial Term (the “Non-Renewal Notice”), or the then current Renewal Term, as the case may be.  For the purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term”.

3.           Services.  During the Term, the Consultant shall act as a special advisor providing general marketing, business and financial advice to the Company and shall report directly to the Company’s (i) Chief Executive Officer and (ii) the Company’s Board of Directors (the “Board”).  The Consultant shall perform such reasonable duties in connection with its general marketing, business and financial advice as  the Chief Executive Officer and the Board may request (the “Services”).    The Consultant shall use his best efforts to perform the Services pursuant to this Agreement competently, carefully, faithfully and shall devote sufficient time and energies necessary to perform his services from locations selected by the Consultant.  The Consultant’s Services shall be performed on a non-exclusive basis, but may not be performed during the Term, directly or indirectly for another online university that directly competes  with the business of the Company including its subsidiaries.  A direct competitor shall be deemed to be an online university. For the avoidance of doubt, a competitor shall be deemed to be an online postsecondary education company, as described in "The Our Company" section of The Form S-1 filed by the Company on February 11, 2013.

4.           Compensation/Expenses.

(a)           Compensation.  In consideration for the Services to be rendered by the Consultant under this Agreement, the Company during the Initial Term shall pay the Consultant a fee of $100,000 per year payable monthly. The Consultant shall provide monthly invoices accompanied by a monthly statement generally detailing the services provided by the Consultant during the prior month.  During any Renewal Term, the Company and the consultant shall mutually agree upon the Consultant’s compensation, which shall not be less than the compensation paid in the initial Term.

(b)           Options.  The stock options (the “Options”) held by the Consultant as of the Effective Date shall continue to vest in accordance with their original terms provided that the Consultant is providing the Services.  All agreements evidencing the Options are hereby amended to modify the vesting, exercisability and clawback provisions substituting consulting references for employment references, except that Consultant’s estate shall continue to have such rights of transfer on death of the Consultant as is provided if consultant was an employee of the Company. The Company hereby represents and warrants that all of the Options and option agreements held by Consultant are in full force and effect; that there are no events of default or forfeiture thereunder and are duly enforceable according to their terms.  In the event of a Change of Control, the Consultant’s Options shall fully vest.      Change of Control  for the purposes of this Agreement shall mean the occurrence of any of the following events: (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power of the Company’ then outstanding voting securities or 50% or more of the fair market value of the Company; (b)Within a twelve month period, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power of the Company’s then outstanding voting securities; (c)Within a twelve month period, less than a majority of the directors are Incumbent Directors. "Incumbent Directors" will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination; (d) Michael Matthews shall no longer be the CEO of the Company  or (e) The Company  has sold all or substantially all of its assets to another person or entity that is not a majority-owned subsidiary of the Corporation.  The Company represents and warrants that it has granted Consultant three (3) Options as follows:

1.	Option Grant #1: 3/15/12: 200,000 shares at strike price $1/share (re-priced on 12/17/12 to $0.35/share);
2.	Option Grant #2: 10/23/12: 255,773 at strike price $0.35/share;
3.	Option Grant #3: 10/23/12: 166,666 at strike price $0.35/share Total Options: 622,439 shares @ $0.35/share

(c)           Expenses.  In addition to any compensation received under this Section 4, the Company shall reimburse the Consultant for all reasonable travel, lodging, meals, and other prior approved out-of-pocket expenses incurred or paid by the Consultant in connection with the performance of its Services under this Agreement; provided, however, any such expenses over $250 shall be approved by the Company in writing in advance.  All other expenditures shall be the sole responsibility of the Consultant.  The Consultant shall submit to the Company on or about  the fifth day of each month an itemized statement, in a form reasonably satisfactory to the Company, of such expenses incurred in the previous period for which the Consultant is seeking reimbursement and the Company shall reimburse the Consultant within thirty (30) days of submission to the Company.  Upon execution of this Agreement, the Company shall: (i) reimburse Consultant all expenses incurred while an employee of the Company, which expenses are set forth and made a part of this Agreement as Exhibit “A”; (ii)  The Company agrees that all re-occurring charges appearing on Consultant’s credit card, as itemized and set forth in Exhibit “B” and made a part of this Agreement, while Consultant was an employee of the Company, shall be transferred back to the Company.

5.           Independent Contractor Relationship.

(a)           The Consultant acknowledges that it is an independent contractor and no longer an employee of the Company.  Consultant acknowledges it  is not the legal representative or agent of, nor does it have the power to obligate the Company for any purpose other than specifically provided in this Agreement.  The Consultant further acknowledges that the scope of its engagement hereunder does not include any supervisory responsibilities with respect to the Company’s personnel. The Consultant expressly acknowledges that the relationship intended to be created by this Agreement is a business relationship based entirely on, and circumscribed by, the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement.

(b)           The Company shall carry no worker’s compensation insurance or any health or accident insurance to cover the Consultant or its employees.  The Company shall not pay contributions to social security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship.  Neither the Consultant nor its employees shall be entitled to medical coverage, life insurance or to participation in any current or future Company pension plan.  Notwithstanding the foregoing however, Brad Powers shall continue to be entitled to insurance coverage provided by the Company’s Directors and Officers insurance policies for the period of time in which Consultant was an employee of the Company. ] The Company further agrees the Consultant shall be entitled to all protections afforded by the Company to its officers and directors pursuant to the Company’s by-laws, certificate of incorporation or as otherwise provided to all officers, directors and employees through separate agreement or otherwise then in place when Consultant was an employee of the Company, including any indemnity and hold harmless covenants.  All of Brad Powers’ rights to indemnification are subject to the certificate of incorporation and bylaws of the Company and the Indemnification Agreement which he previously entered into with the Company.

(c)           The Company shall issue the Consultant a Form 1099 for all payments made hereunder.  All taxes, withholding and the like on any and all amounts paid under this Agreement shall be the Consultant’s responsibility. The Consultant agrees that it shall indemnify and hold the Company, its affiliates, and agents, harmless from and against any judgments, fines, costs, or fees associated with such payments hereunder.

6.           Termination.

(a)           In the event of a material default under this Agreement by either party, the other party may terminate this Agreement if such default is not cured within 10 days following delivery of written notice specifying and detailing the default complained of and demanding its cure.   Notwithstanding the preceding, in the event of a violation by the Consultant of Section 7, the Company may terminate this Agreement immediately upon written notice to the Consultant.

(b)           Upon termination of this Agreement, the Company shall reimburse the Consultant for any reasonable expenses previously incurred for which the Consultant had not been reimbursed prior to the effective date of termination, provided that the requirements of Section 4(c) have been satisfied.  Any and all other rights granted to the Consultant under this Agreement shall terminate as of the date of such termination.

(c)           In the event of termination of this Agreement, all fees and reimbursable expenses earned and incurred by Consultant up to the date of termination shall continue to remain due and survive any such termination.  If any termination shall occur during a month then and in such an event, fees shall be ratably apportioned according to the amount of days prior to the termination date.

7.           Non-Disclosure of Confidential Information.

(a)           Confidential Information.  Confidential Information includes, but is not limited to, trade secrets as defined by the common law and statutes in New York or any future New York statute, processes, policies, procedures, techniques including recruiting techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing and uses of the Company’s products and services, the Company’s budgets and strategic plans, and the identity and special needs of customers, databases, data, all technology relating to the Company’s businesses, systems, methods of operation, customer lists, customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, names, home addresses and all telephone numbers and e-mail addresses of the Company’s employees, former employees, clients and former clients. In addition, Confidential Information also includes the identity of customers and the identity of and telephone numbers, e-mail addresses and other addresses of employees or agents of customers who are the persons with whom the Company’s employees and agents communicate in the ordinary course of business.  For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or omission of the Consultant, (ii) information set forth in the written records of the Consultant prior to disclosure to the Consultant by or on behalf of the Company, which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Consultant in writing from a third party (excluding any affiliates of the Consultant) who was legally entitled to disclose the information.

(b)           Legitimate Business Interests.  The Consultant recognizes that the Company has legitimate business interests to protect and as a consequence, the Consultant agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests.  These legitimate business interests include, but are not limited to (i) trade secrets and valuable confidential business or professional information that otherwise does not qualify as trade secrets, including all Confidential Information; (ii) substantial relationships with specific prospective or existing customers or clients; (iii) customer goodwill associated with the Company’s business; and (iv) specialized training relating to the Company’s business, technology, methods and procedures.

(c)           Confidentiality.  The Confidential Information shall be held by the Consultant in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with the Consultant’s Services to the Company.  The Consultant further acknowledges that such Confidential Information as is acquired and used by the Company is a special, valuable and unique asset.  The Consultant shall exercise all due and diligence precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral.  The Consultant shall not copy any Confidential Information except to the extent necessary to perform its Services hereunder nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to provide its Services and then only with the authorization of an officer of the Company.  All records, files, materials and other Confidential Information obtained by the Consultant in the course of its Services to the Company are confidential and proprietary and shall remain the exclusive property of the Company or its customers, as the case may be.  The Consultant shall not, except in connection with and as required by its performance of the Services under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an officer of the Company.

(d)           Non-Disparagement.  The Parties will not directly or indirectly disparage or criticize the other nor hold the other up to public ridicule or scorn.  Neither Party shall issue any public statements or press release concerning this Agreement or the Parties relationship without the other Party’s prior approval.

(e)           Affiliates.  References to the Company in this Section 7 shall include the Company and its affiliates.

8.           Equitable Relief.  The Company and the Consultant recognize that the Services to be rendered under this Agreement by the Consultant are special, unique and of extraordinary character, and that in the event of the breach by the Consultant of the terms and conditions of this Agreement or if the Consultant shall cease to provide the Services to the Company for any reason and take any action in violation of Section 7, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enjoin the Consultant from breaching the provisions of Section 7.  In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

9.           Survival.  Sections 7, 8 and 12 through 19 shall survive termination of this Agreement.

10.         Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.  This Agreement may not be assigned or alienated without the prior written consent of the other party and any attempt to do so shall be void.

11.         Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included. If any restriction set forth in this Agreement is deemed unreasonable in scope, it is the parties’ intent that it shall be construed in such a manner as to impose only those restrictions that are reasonable in light of the circumstances and as are necessary to assure the Company the benefits of this Agreement.

12.         Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar overnight delivery, as follows:

If to the Company:	Aspen Group, Inc. 224 W. 30th Street, Suite 604 New York, NY 10001 Attention: Michael Mathews, CEO Email: michael.mathews@aspen.edu

With a copy to:	Nason, Yeager, Gerson, White & Lioce, P.A. 1645 Palm Beach Lakes Blvd., Suite 1200 West Palm Beach, FL 33401 Attention: Michael D. Harris, Esq. Email: mharris@nasonyeager.com

If to the Recipient:	GT Marketing Group, LLC Brad Powers 45 Broadway, Suite 2230, New York, N.Y. 10006

With a copy to:	George Cacoulidis, Esq. 590 Madison Avenue, 21st Floor New York, N.Y. 10022

Or to such other address a either of them, by notice to the other may designate from time to time.  Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

13.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual, facsimile or pdf signature.

14.         Attorney’s Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

15.         Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, and the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New York without regard to choice of law considerations.

16.         Exclusive Jurisdiction and Venue. Any action brought by either party against the other concerning the transactions contemplated by or arising under this Agreement shall be brought only in the state or federal courts of New York and venue shall be in New York County or appropriate federal district and division.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

17.         Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against whom enforcement or the change, waiver discharge or termination is sought.

18.         Additional Documents.  The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

19.         Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the date written above.

COMPANY:

ASPEN GROUP, INC.

	By:	/s/ Michael Mathews
(Print)		Michael Mathews, Chief Executive Officer

(Print)

CONSULTANT:

	By:	/s/ Brad Powers
(Print)		Brad Powers

(Print)